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                                                             CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES

                                                             EXHIBIT 11 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                                             (In thousands of dollars except per share data)


                                              PRIMARY                                         FULLY DILUTED
                                 1993           1992           1991              1993           1992           1991
   Earnings

Earnings before cumulative
effect of accounting
changes & extraordinary
loss
                               $ 51,958       $ 43,265       $ 35,941          $ 51,958       $ 43,265       $ 35,941
Cumulative effect of
accounting changes &
 extraordinary l                     -         (8,800)             -                 -         (8,800)             -

   Net earnings               $ 51,958       $ 34,465       $ 35,941          $ 51,958       $ 34,465       $ 35,941



   Shares

   Weighted average shares
      outstanding               51,287         48,571         47,635            51,287         48,571         47,635
   Common stock equivalents        649          1,149          1,339               889          1,396          1,682


   Average shares outstanding   51,936         49,720         48,974            52,176         49,967         49,317



   Per share

Earnings before cumulative
effect of accounting
changes & extraordinary
loss                         $   1.00       $   0.87       $   0.73          $   1.00       $   0.87       $   0.73



Cumulative effect of
accounting
changes & extraordinary l           -          (0.18)             -                 -           (0.18)             -

Net earnings                 $   1.00       $   0.69       $   0.73          $   1.00        $   0.69       $   0.73

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